Exhibit 99.1

Regency Centers Reports First Quarter Results
Same-Property NOI Growth of 5.1%

JACKSONVILLE, Fla. (May 7, 2013) - Regency Centers Corporation (“Regency” or the “Company”) announced today financial and operating results for the quarter ended March 31, 2013.

Earnings

Regency reported Core Funds From Operations (“Core FFO”) for the first quarter of $58.3 million, or $0.64 per diluted share, compared to $56.3 million, or $0.62 per diluted share, for the same period in 2012.

Funds From Operations (“FFO”) for the first quarter was $57.9 million, or $0.64 per diluted share. For the same period in 2012, the Company reported FFO of $49.9 million, or $0.55 per diluted share.

Regency reported net income attributable to common stockholders (“Net Income”) for the first quarter of $15.6 million, or $0.17 per diluted share, compared to net income of $13.2 million, or $0.14 per diluted share, for the same period in 2012.

Operations

For the three months ended March 31, 2013, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 94.3%

•	Percent leased, all properties: 94.2%

•	Increase in same property net operating income (“NOI”) over the same period last year, excluding termination fees: 5.1%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 5.4%

•	Leasing transactions, including in-process developments: 328 new and renewal lease transactions for a total of 1.0 million square feet

Investments

Property Transactions

During the quarter, Regency and its co-investment partner, Charter Hall Retail REIT (“CQR”), dissolved their remaining co-investment partnership. As a result of the dissolution, portfolio assets were distributed as 100% ownership interests between CQR and Regency after a selection process as provided for by the terms of the original partnership agreement. Regency received full ownership interest in Hilltop Village, a 100,030 square foot center anchored by King Soopers and located in Denver, Colorado, while CQR received full interest in the three remaining assets.

Regency also sold one outparcel at a gross sales price of $100,000.

Subsequent to quarter end, the Company sold Deer Springs Town Center (“Deer Springs”) for a gross sales price of $50.5 million and a cap rate of 6.8%. Deer Springs is a 331,000 square foot shopping in Las Vegas, NV, anchored by Home Depot, Toys 'R Us, Michael's and Ross Dress For Less.

Developments

At March 31, 2013, the Company had four projects in development with estimated net development costs of $193.6 million. The in-process developments are 54.3% funded and 92.1% leased and committed, including retailer-owned square footage.

Capital Markets

Common Stock

During the quarter the Company accessed its at-the-market common equity program and issued, including those trades that settled after March 31, 2013, 1,202,728 new common shares at a weighted average price of $52.59 per share, generating gross proceeds of $63.3 million. These proceeds will be used to fund Regency's new investment activity.

Rating Agencies

During the quarter, Standard and Poor's affirmed Regency's corporate credit rating and senior unsecured ratings (“Ratings”) of BBB, with a Stable outlook. Subsequent to quarter end, Moody's Investors Service affirmed the Company's Ratings of Baa2, while upgrading the outlook from Stable to Positive; also, Fitch Ratings affirmed the Company's Ratings of BBB, with a Stable outlook.

Dividend

On May 6, 2013, the Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.4625 per share, payable on June 5, 2013 to shareholders of record on May 22, 2013.

Guidance

The Company has updated certain components of its 2013 earnings guidance. These changes are summarized below. Please refer to the Company's first quarter 2013 supplemental information package for the complete list of updates.

Full Year 2013 Guidance
	Previous Guidance	Updated Guidance
FFO per diluted share	$2.45 - $2.53	$2.47 - $2.54
Core FFO per diluted share	$2.48 - $2.56	$2.50 - $2.57
Same property NOI growth w/o term fees	2.0% - 3.0%	2.5% - 3.2%
Dispositions (REG Pro-Rata)	$150,000 - $200,000	$200,000 - $250,000
Cap Rate for dispositions (average)	7.3% - 8.0%	7.0% - 8.0%
Third party fees and commissions	$24,500 - $26,000	$23,500 - $25,000
Development and Redevelopment starts	$100,000 - $150,000	$125,000 - $175,000

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company's financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to, transaction profits, income or expense, gains or losses from the early extinguishment of debt and other non-core items. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended March 31, 2013 and 2012	Three Months Ended		Year to Date
	2013	2012	2013	2012
Net income attributable to Common Stockholders	$15,554	13,181	$15,554	13,181
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization - consolidated real estate	27,143	28,039	27,143	28,039
Depreciation and amortization - unconsolidated partnerships	10,618	11,100	10,618	11,100
Consolidated JV partners' share of depreciation	(209)	(181)	(209)	(181)
Amortization of leasing commissions and intangibles	4,729	4,013	4,729	4,013
Gain on sale of operating properties, net of tax	—	(6,301)	—	(6,301)
Noncontrolling interest of exchangeable partnership units	39	54	39	54
Funds From Operations	57,874	49,905	57,874	49,905
Dilutive effect of share-based awards	(188)	(217)	(188)	(217)
Funds from Operations for calculating Diluted FFO per Share	$57,686	49,688	$57,686	49,688

Funds From Operations	$57,874	49,905	$57,874	49,905
Adjustments to reconcile to Core Funds from Operations:
Transaction profits, net of deal deal costs and tax	441	(1,329)	441	(1,329)
Provision for hedge ineffectiveness	7	(5)	7	(5)
Original preferred stock issuance costs expensed	—	7,835	—	7,835
Gain on redemption of preferred units	—	(1,875)	—	(1,875)
One-time additional preferred dividend payment	—	1,750	—	1,750
Core Funds From Operations	58,322	56,281	58,322	56,281
Dilutive effect of share-based awards	(188)	(217)	(188)	(217)
Core Funds From Operations for calculating Diluted Core FFO per Share	$58,134	56,064	$58,134	56,064

Weighted Average Shares for Diluted FFO per Share	90,351	89,704	90,351	89,704

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

(per diluted share)
	Full Year
	2013 Guidance
Net income attributable to common stockholders	$0.60	0.67
Adjustments to reconcile net income to FFO:
Depreciation expense, amortization and other amounts	1.87	1.87
Funds From Operations	$2.47	2.54
Adjustments to reconcile FFO to Core FFO:
All other non-core amounts	$0.03	0.03
Core Funds From Operations	$2.50	2.57

Conference Call

In conjunction with Regency's first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Wednesday, May 8, 2013 at 10:00 a.m. EST on the Company's website www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the Company's website.

The Company has published forward-looking statements and additional financial information in its first quarter 2013 supplemental information package that may help investors estimate earnings for 2013. A copy of the Company's first quarter 2013 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company's Form 10-Q for the quarter ended March 31, 2013. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of high quality grocery-anchored and community shopping centers. At March 31, 2013, the Company owned 345 retail properties, including those held in co-investment partnerships. Including retailer-owned square footage, the portfolio encompassed 46.0 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 209 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.